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                                   EXHIBIT 15

                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


            RE:  Pride Petroleum Services, Inc.
            Registration Statements on Form S-8


      We are aware that our report dated November 14, 1996 on our review of interim consolidated financial information of Pride Petroleum Services, Inc. for the periods ended September 30, 1996 and 1995 and included in this Form 10-Q is incorporated by reference in the Company's registration statements on Form S-8 filed with the Securities and Exchange Commission on February 6, 1989 and December 30, 1991. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meanings of Sections 7 and 11 of that Act.


                                        COOPERS & LYBRAND L.L.P.


Houston, Texas
November 14, 1996
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